Exhibit 4.2

EOG Resources, Inc.

Officers’ Certificate

Establishing 3.15% Senior Notes due 2025

and 3.90% Senior Notes due 2035

The undersigned, Timothy K. Driggers, Vice President and Chief Financial Officer, and Helen Y. Lim, Vice President and Treasurer, of EOG Resources, Inc., a Delaware corporation (the “Company”), hereby certify, pursuant to Sections 102 and 301 of the Indenture, dated as of May 18, 2009 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), that the Vice President and Chief Financial Officer of the Company and the Vice President and Treasurer of the Company approved, pursuant to the resolutions of the Board of Directors of the Company adopted on March 3, 2015, the establishment of two series of Securities and terms of the Securities of each such series to be issued under the Indenture, and the forms thereof, and such terms are as follows:

Senior Securities:

Title of Securities:	3.15% Senior Notes due 2025 (the “2025 Notes”).

3.90% Senior Notes due 2035 (the “2035 Notes” and, together with the 2025 Notes, the “Notes”).

The 2025 Notes and the 2035 Notes are being issued as two separate series.

Aggregate Principal Amount:

$500,000,000 aggregate principal amount of 2025 Notes. $500,000,000 aggregate principal amount of 2035 Notes. The Company may reopen either or both series of Notes for additional issuances of Notes of the applicable series from time to time pursuant to the terms of the Indenture.

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof in book-entry form only.

Stated Maturity Date:	The 2025 Notes will mature on April 1, 2025. The 2035 Notes will mature on April 1, 2035.

Interest Rate:	3.15% per annum from March 17, 2015 with respect to the 2025 Notes. 3.90% per annum from March 17, 2015 with respect to the 2035 Notes.

Interest Payment Dates:	April 1 and October 1 of each year (or if such date is not a Business Day, on the next succeeding Business Day) beginning on October 1, 2015.

Regular Record Dates:	March 15 and September 15 (whether or not a Business Day) immediately preceding an Interest Payment Date.

Optional Redemption:

At any time prior to January 1, 2025 (three months before the maturity date of the 2025 Notes) in the case of the 2025 Notes, and October 1, 2034 (six months before the maturity date of the 2035 Notes) in the case of the 2035 Notes, the Company may redeem some or all of the Notes of the applicable series, at its option, at a Redemption Price equal to the greater of:

•   100% of the principal amount of the Notes of the series then outstanding to be redeemed; or

•   the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of the series to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points in the case of the 2025 Notes and 20 basis points in the case of the 2035 Notes;

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date: (1) the rate per annum equal to the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and such rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearer month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Treasury Rate will be calculated on the third Business Day preceding the date fixed for redemption.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“remaining life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means (1) the average of six Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the independent investment banker obtains fewer than six such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the independent investment banker from time to time.

“Reference Treasury Dealer” means each of (1) Barclays Capital Inc., Citigroup Global Markets

Inc., J.P. Morgan Securities LLC, UBS Securities LLC, Wells Fargo Securities, LLC and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), the Company will substitute therefor another primary treasury dealer and (2) one other primary treasury dealer selected by the Company after consultation with the Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Notice of any redemption will be mailed first-class, postage-prepaid at least 30 days but not more than 60 days before the Redemption Date to each holder of the Notes of the series to be redeemed. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes of a series are to be redeemed, the Notes of such series to be redeemed shall be selected by lot by the trustee or by such other method as the trustee deems to be fair and appropriate. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note.

At any time on or after January 1, 2025 (three months before the maturity date of the 2025 Notes), in the case of the 2025 Notes, and October 1, 2034 (six months before the maturity date of the 2035

Notes), in the case of the 2035 Notes, the Company may redeem some or all of the Notes of the applicable series, at its option, at a Redemption Price equal to 100% of the principal amount of the Notes of such series to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the Redemption Date.

General:

Trustee:	Wells Fargo Bank, National Association.

Place of Payment:

The Company will make payments due on the Notes of any series to Cede & Co., as nominee of The Depository Trust Company (“DTC”), or as otherwise may be permitted by the Indenture and the Notes of such series.

Global Securities:

Each series of Notes shall be issued as one Global Security. DTC shall be the Depository.

Each series of Notes will be exchangeable for certificated debt securities only if:

(1) DTC notifies the Company that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (if so required by applicable law or regulation), and, in either case, a successor depository is not appointed by the Company within ninety (90) days after the Company receives such notice or become aware of such unwillingness, inability or ineligibility; or

(2) The Company, in its sole discretion and subject to DTC’s procedures, determines that any Notes of such series shall be exchangeable for certificated debt securities.

Events of Default:	In an Event of Default, the principal of either or both series of Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Settlement:	Payments in respect of principal of and interest on the Notes shall be made by the Company in immediately available funds to Cede & Co., as the nominee of DTC, or its registered assigns.

Forms of Notes:	Attached hereto as Annex A, and incorporated herein by reference.

Each of the undersigned hereby certifies that:

1.              I have read Sections 102, 103, 201, 202, 203, 204, 205, 301, 302, 303, and 304 of the Indenture and the definitions in Section 101 of the Indenture relating thereto.

2.              A copy of the resolutions of the Board of Directors of the Company, as certified by the Deputy Corporate Secretary, are being delivered concurrently with this Officers’ Certificate.

3.              The statements made herein are based either upon my personal knowledge or on information, data and reports furnished to me by the officers, counsel or employees of the Company who have knowledge of the relevant facts.

4.              In my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not all conditions provided for in the Indenture with respect to the establishment of the Notes of each series, the terms of the Notes of each series and the form of the Notes of each series, and the issuance, authentication and delivery of the Notes of each series, have been complied with.

5.              In my opinion, all conditions precedent to the establishment of the Notes of each series and the terms and form of the Notes of each series, to the issuance, and to the authentication and delivery by the Trustee, of $500,000,000 aggregate principal amount of 2025 Notes and $500,000,000 aggregate principal amount of 2035 Notes pursuant to the Indenture have been complied with and such Notes may be issued, authenticated and delivered in accordance with the Indenture.

Capitalized terms not otherwise defined herein have the meaning provided in the Indenture.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have hereunto signed their respective names on this 17th day of March, 2015.

/s/ Timothy K. Driggers
Timothy K. Driggers
Vice President and
Chief Financial Officer

/s/ Helen Y. Lim
Helen Y. Lim
Vice President and Treasurer

[Signature Page to Officers’ Certificate — Terms of Notes]